Exhibit 3.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VIASYS HEALTHCARE INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF MAY, A.D. 2006, AT 6:50 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

2531114 8100	AUTHENTICATION: 4740128
060448795	DATE: 05-12-06

State of Delaware

Secretary of State

Division of Corporations

Delivered 07:09 PM 05/11/2006

FILED 06:50 PM 05/11/2006

SRV 060448795 - 2531114 FILE

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIASYS HEALTHCARE INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

VIASYS Healthcare Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does  hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered NINTH so that, as amended, said Article shall be and read as follows:

 NINTH. This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.             Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be determined from time to time by, or in the manner provided in, the By-laws of the Corporation. Election of directors need not be by written ballot, except as and to the extent provided by the By-laws of the Corporation.

2.             Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term commencing on the effective date of such director’s election and ending on the date of the next annual meeting of stockholders; PROVIDED HOWEVER, that the term of each director shall continue until the election and qualification of such director’s successor and shall be subject to such director’s earlier death, resignation or removal. The term of each director who is serving as a director on the date of filing of Certificate of Amendment shall expire at the next annual meeting of stockholders after such date and upon the election and qualification of such director’s successor and shall be subject to such director’s earlier death, resignation or removal, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

3.             Quorum. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 of this Article NINTH constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

4.             Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by this Amended and Restated Certificate of Incorporation, or by the By-laws of the Corporation.

5.             Removal. Subject to the rights of holders of any series of Preferred Stock to elect directors, directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors.

6.             Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, any vacancy or newly-created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected to hold office until election at the next annual meeting of stockholders, subject to the election and qualification of such director’s successor and subject to such director’s earlier death, resignation or removal.

7.             Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

8.             Amendments to Article. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes that all the stockholders would be entitled to cast in any annual election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with this Article NINTH.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute and the Corporation’s Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

THIRD: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Secretary of the Corporation has caused this certificate to be signed this 11th day of May, 2006.

VIASYS Healthcare Inc.

/s/ Matthew M. Bennett
Matthew M. Bennett
Exec. VP, Legal and Bus. Dev. and
Secretary